BUILDING MANAGEMENT CONSULTING SERVICES AGREEMENT

         THIS AGREEMENT is effective as of April 1, 1998, by and between IFBF Property Management, Inc. (Company), an Iowa corporation, (hereinafter referred to as "Company"), and FBL Financial Group, Inc., an Iowa corporation, (hereinafter referred to as "FBL").

         WHEREAS, Company is the owner of real estate in West Des Moines, Iowa, known as 5400 and 5340 University Avenue, in which FBL and certain of its subsidiaries and affiliates, among others, are tenants; and

         WHEREAS, Company desires to establish an arrangement with a reputable management firm which will provide real estate management consulting services in an efficient manner; and

         WHEREAS, FBL has the ability to provide real estate management consulting services; and

         WHEREAS, the parties both desire that Company operate on a financially sound basis;

         NOW, THEREFORE, in consideration of the mutual promises stated in this Agreement and intending to be legally bound, the parties agree as follows:

1. PERSONNEL SERVICES PROVIDED BY FBL

                  1.1 FBL shall provide personnel competent to provide the management consulting services to Company as provided in this Agreement. FBL personnel shall at all times perform their duties in accordance with the Bylaws of Company and subject to the overall policy direction of Company's Board of Directors. FBL shall be responsible for the proper performance of management consulting duties by the personnel and shall be responsible for compensating all personnel assigned to perform services for Company.

                  1.2 Personnel necessary for the operation and maintenance of Company's real estate, up to the level of Building Manager, shall be employees of the Company. Company shall recruit, hire, train, promote, assign, set the compensation for and shall be solely responsible for discharging all personnel. FBL will provide consultation, advice, and assistance to Company, as needed, for all personnel matters.

2. MANAGEMENT CONSULTING SERVICES PERFORMED BY FBL

                  2.1 Services as Requested. FBL shall perform those functions reasonably required to oversee management of the real estate of the Company in accordance with sound management techniques, including, but not limited to, executive management and consulting, and such other services on behalf of Company as requested by Company.

                  2.2 Contractual Undertakings. FBL shall perform its responsibilities on behalf of Company under this Agreement in a manner consistent with all contracts to


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                           which Company is a party and which are in force as of
                           the date of this Agreement.

                  2.3 Recommendations. FBL shall review and make recommendations to Company concerning proposed major capital improvements to Company's property.

                  2.4 Confidentiality of Records. FBL shall use all reasonable efforts to protect the confidentiality of the records of Company and shall comply with all applicable federal, state and local laws and regulations relating to the records of Company.

3. COMPANY'S RIGHTS AND OBLIGATIONS.

                  3.1 Control. Company, acting through its Board of Directors, shall at all times exercise ultimate control over the assets and operation of Company. FBL shall perform the services and functions described in this Agreement in accordance with policies, directives, resolutions and Bylaws adopted by Company. Company retains the final authority and responsibility regarding the powers, duties and responsibilities vested in Company by law and regulation. In particular, without limiting the foregoing, Company shall continue to exercise final approval authority over the following:

                  (a) selection of all members of Company's Board of Directors and Officers;

                  (b)      selection of auditors of Company's accounts;

                  (c) to the extent required under procedures and parameters established by Company's Board of Directors, the terms of all Company contracts.

         It is understood and agreed that approval of the actions and recommendations of FBL hereunder shall not be unreasonably withheld by the Board.

                  3.2 Obligations Relating to FBL Personnel. Company shall cooperate with the management consulting personnel provided by FBL pursuant to Article 1 of this Agreement by providing them with the resources and facilities necessary for performance of their duties.

                  3.3 Excluded Costs. Notwithstanding anything in this Agreement to the contrary, FBL shall have no financial responsibility for any cost or expense relating to the operation of Company.

                  3.4 Maintenance of Sound Operations.

                           3.4.1 Company shall conduct its affairs in accordance
                  with state and federal law. Company shall honor all legitimate debts and obligations to its creditors.

                           3.4.2 Company shall cooperate with and assist FBL, to
                  the extent of any available resources, in meeting goals and objectives under this Agreement.


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4. COMPENSATION

                  Company shall reimburse FBL for 100% of all expenses incurred by FBL in providing services for Company pursuant to this Agreement. In addition, Company shall pay FBL a fee equal to one-half of one percent of all such expenses. With respect to contributions to non-qualified deferred compensation plans on behalf of FBL employees, only those amounts actually paid to participants of those non-qualified deferred compensation plans will be considered expenses. Fees and reimbursements required by this Agreement shall be paid by Company on the 15th day and the last day of each month.

5. DEVELOPMENT OF OTHER LINES OF BUSINESS.

                  FBL may form or acquire other business entities for the conduct of business which is complementary to and consistent with the business purpose or policies of Company.

6. MISCELLANEOUS.

                  6.1 Effective Date. Subject to any necessary regulatory approval, the effective date of this Agreement shall be April 1, 1998.

                  6.2 Term. The term of this Agreement shall be for a period of ten (10) years, which may be extended for additional ten (10) year terms by written agreement of the parties.

                  6.3 Termination.

                           6.3.1 This Agreement may be terminated by either
                  party upon one hundred eighty (180) days' prior written notice to the other party.

                           6.3.2 Either party may terminate this Agreement at
                  any time upon delivery of written notice (i) if the other party applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy, admits in writing its inability to pay its debts as they become due, makes a general assignment for the benefit of creditors, files a petition or an answer seeking reorganization or arrangement with creditors or taking advantage of any insolvency law; or (ii) if an order, judgment or decree is entered by a court of competent jurisdiction adjudicating the other party bankrupt or insolvent, approving a petition seeking reorganization, or appointing a receiver, trustee or liquidator of all or a substantial part of its assets.

                           6.3.3 In the event of termination by either party for
                  any reasons, FBL shall proceed to transfer all of its responsibilities under this Agreement to Company, or any management company designated by Company, in an orderly fashion subject to full and complete accounting.

                           6.3.4 Upon termination of this Agreement at the
                  expiration of the stated term, or upon earlier termination as provided above, Company shall pay FBL a


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                  termination fee. The termination fee will be equal to the
                  amount necessary to fund all employee related expenses accrued as of the date of termination, assuming for the purpose of this calculation that the employment of each employee of FBL ends on the date the Agreement terminates.

         6.4 Assignment and Delegation.

                           6.4.1 This Agreement shall be binding upon and inure
                  to the benefit of the parties hereto and their respective successors and assigns. Either party may assign its rights and responsibilities under this Agreement to any entity which controls or is controlled by such party. For the purpose of this paragraph, "control" means the ability to direct or cause the direction of another.

                           6.4.2 Except as provided in subsection 6.4.1 above,
                  neither party shall in any manner inconsistent with this Agreement assign, subcontract or otherwise delegate its duties under this Agreement unless the other party approves by prior written consent.

                  6.5 Interpretation. The validity, enforceability and interpretation of any of the clauses of this Agreement shall be determined and governed by the laws of Iowa. The invalidity or unenforceability of any term or provision of this Agreement shall not, unless otherwise specified herein, affect the validity or enforceability of any other term or provisions.

                  6.6 Independent Contractors. Nothing in this Agreement shall affect the separate identities of Company and FBL The parties to this Agreement do not intend to create a partnership or agency relationship other than as provided in this Agreement. Except as specifically agreed herein, neither party to this Agreement intends to be the partner or agent of the other. Neither party intends to limit the other party in any manner in the conduct of its businesses, ventures or activities not specifically provided for in this Agreement.

                  6.7 Complete Agreement. This Agreement, including its attachments, includes all the terms and conditions agreed upon by the parties, and supersedes all other agreements, oral or written between the parties.

                  6.8 Amendments. This Agreement may be amended at any time by mutual agreement of the parties, provided that any amendment shall be in writing and signed by both parties before it becomes effective.

                  6.9 Notices. Any notice required to be given by this Agreement shall be in writing and shall be sent by certified mail, return receipt requested, postage prepaid, to FBL at:

                           5400 University Avenue
                           West Des Moines, Iowa  50266
                           Attn:  Chief Financial Officer


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         or to Company at:

                           5400 University Avenue
                           West Des Moines, Iowa 50266
                           Attn:  Director of Finance

                  6.10 Headings. The headings in this Agreement are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

                  6.11 Waiver. The waiver by either party of any of the terms or provisions of this Agreement shall not constitute a waiver of any of its other terms or provisions. No waiver of any provision of this Agreement shall constitute a continuing waiver, unless otherwise expressly mutually agreed between the parties as provided in Section 6.8.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 13th day of May, 1998.


                         COMPANY:
                         IFBF PROPERTY MANAGEMENT, INC.

                         By:___________________________
                               James Christenson
                               Director of Finance

                         FBL FINANCIAL GROUP, INC.

                         By:___________________________
                               James W. Noyce
                               Chief Financial Officer